Exhibit 10.10

350 Fifth Avenue, Suite 7530 New York, NY 10118 430 East 29th Street, Suite 1040 New York, NY10016

Tel: (646) 440-9100 Fax: (646) 224-9585

September 25, 2019

Dear Kamran,

Rocket Pharmaceuticals, Inc. (the "Company") is pleased to offer you the following terms of employment as Senior Vice President, Finance, on a date to be agreed upon in 2019 "Start Date", reporting to the CEO & President. The initial terms of your new position with the Company  are as set forth below.

1.	Position.

You will be a Senior Vice President, Finance for the Company. Your responsibilities in this position will be agreed upon with the CEO prior to start of employment and formalized through the objective setting process under the existing Rocket performance management process within the first two weeks of start.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation.

2.	Compensation.

Your base salary will be at the rate of $300,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company's regularly  scheduled  pay dates. In addition, each calendar year, you will be eligible to earn an additional cash bonus with a target bonus of 35% of your base salary, based on the Company's assessment of your individual performance  and overall Company  performance. In order to earn and receive the bonus, you must remain employed by the Company through and including the bonus payout date, which will be on or before March 15 of the year following  the year for which it is paid.  The determination of whether you have earned a bonus and the amount thereof shall be determined by the Company in its sole and absolute discretion. As your start date will be in the 4th quarter of 2019 and normally you would not be eligible for a 2019 bonus, the expected bonus payout from your prior employer has been taken into account for the sign-on bonus (see below).

You will receive 17 days of vacation annually. Your vacation will be prorated for 2019 based on your Start Date. Beyond 2019, your vacation will vest according to company policy with a starting base of 17 days being in effect and up to 5 days of vacation carry over to the next year.

You will also receive a sign-on/relocation bonus of $130,000 (the "sign-on bonus"), with $80,000 payable on the Company's next regularly scheduled pay date following your Start Date, and $50,000 payable on or before March 15 timed with regular Rocket bonus payouts. If you leave the Company prior to the one year anniversary of your Start Date, you are responsible for reimbursement of the sign-on bonus to the Company within 30 days following the date of termination of employment.

In addition, you will be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company reserves the right to modify, add or eliminate benefits from time to time. Your healthcare coverage benefits will commence on the first day of your employment.

You will also be eligible to participate in a Company-sponsored 401(k) plan with 4% Company match and immediate 100% vesting.

3.	Stock Options Grant.

Subject to applicable approval by the Board of Directors or a committee thereof, you will be issued stock options to purchase 200,000 of the Company's common ordinary shares (''the option") pursuant to the applicable share option plan through which the shares will be issued. The grant date of the option shall be the next regularly scheduled monthly Company grant date (the "Grant Date") following your Start Date. The option shall vest as follows: 1/3 shall vest upon the one-year anniversary of your Grant Date and the remaining 2/3 shall vest over the subsequent two years, with one-eighth (1/8) of the remaining options vesting each quarter following the one-year anniversary of your Grant Date. The option vesting schedule and the options shall be subject to the terms of your option agreement, including the applicable expiration period.

4.	At-Will Employment & Termination.

Your employment with the Company will be "at-will." This means that either you or the Company may terminate your employment relationship at any time, with or without notice, and with or without cause.

5.	Compliance with Legal Obligations

By accepting this offer, you confirm that you are able to accept and perform this job without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company  with as much information  about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

6.	Additional Information

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an  express written agreement signed by you  and the Board.  This offer is contingent  upon: (i) your providing proof of your right to work in  the United States; (ii) your signing the enclosed Proprietary Information; Inventions Assignment Agreement; and Non-Solicitation/Non-Competition agreement; and (iii) if requested by the Company, satisfactory results of a drug test and/or background test.

If you have any questions about the above details, please call me at your earliest convenience. If you wish to accept this position, please sign below and return to me at your earliest convenience.

We look forward to welcoming you to Rocket!

Sincerely,

/s/ Gaurav D. Shah	Date: 9.27.19

Gaurav D. Shah, MD

President & CEO, Rocket Pharmaceuticals, Inc.

Agreed and accepted:

/s/ Kamran Alam	Date: 9/26/2019

Kamran Alam